Exhibit 10.5

AMENDED AND RESTATED MASTER SECURITY AGREEMENT

To:	LV Administrative Services, Inc., as Agent
c/o Valens Capital Management, LLC
335 Madison Avenue, 10th Floor
New York, NY 10017

Original Date: August 21, 2008

Amended and Restated Date: July 24, 2009

To Whom It May Concern:

1. PA LLC (f/k/a PetroAlgae, LLC), a Delaware limited liability company (“PA LLC”) and PetroAlgae Inc. (“PA Inc” and together with PA LLC, each an “Assignor” and collectively, the “Assignors” entered into a Master Security Agreement, dated August 21, 2008 in favor of LV Administrative Services, Inc., (in its capacity as administrative and collateral agent, the “Agent”) for the benefit of PetroTech Holdings, Corp. (“PetroTech” and together with the Agent, individually each a “Creditor Party” and collectively, the “Creditor Parties”) (the “Original Master Security Agreement”). As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Original Master Security Agreement shall be deemed amended and restated in their entirety as set forth in this Agreement and the Original Master Security Agreement shall be consolidated with an into and superseded by this Agreement; provided however, that nothing contained in this Agreement shall impair, limit or affect the liens or security interests heretofore granted, pledged and/or assigned to Agent as security for the Obligations under the Original Master Security Agreement.

2. To secure the payment of all Obligations (as hereafter defined), each Assignor, hereby acknowledges, confirms and agrees that Agent has and shall continue to have a security interest in all of the Collateral granted by such Assignor to Agent pursuant to the Original Master Security Agreement and hereby further assigns and grants to Agent, for the ratable benefit of PetroTech and its assigns a continuing security interest in all of the following property now owned or at any time hereafter acquired by such Assignor, or in which such Assignor now has or at any time in the future may acquire any right, title or interest (the “Collateral”): all cash, cash equivalents, accounts, accounts receivable, deposit accounts, inventory, equipment, goods, fixtures, documents, instruments (including, without limitation, promissory notes), contract rights, commercial tort claims set forth on Schedule B attached hereto, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those current in effect among such Assignor’s affiliates), chattel paper, supporting obligations, investment property (including, without limitation, all partnership interests, limited liability company membership interests and all other equity interests owned by any Assignor), letter-of-credit rights, trademarks, trademark applications, tradestyles, patents, patent applications, copyrights, copyright applications and other intellectual property in which such Assignor now has or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings provided such terms in the Documents (as defined below). All items of Collateral which are defined in the UCC shall have the meanings set forth in the UCC. For purposes hereof, the term “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

3. The term “Obligations” as used herein shall mean and include all debts, liabilities and obligations owing by each Assignor to any Creditor Party arising under, out of, or in connection with any documents, instruments or agreements relating to or executed in connection with that certain (i) Second Amended and Restated Secured Term Note dated as of the date hereof, issued by PA LLC to PetroTech (as further amended, restated, modified and/or supplemented from time to time, the “PetroTech Term Note”) which combines and amends and restates each of (a) that certain Amended and Restated Demand Note issued as of August 25, 2008 (and dated as of August 21, 2008) by PA LLC to PetroTech which further amended and restated that Demand Note dated August 21, 2008 made by PA LLC in favor of PetroTech (as amended, restated, modified and/or supplemented from time to time) (b) that certain Demand Note dated as of September 3, 2008 issued by PA LLC to PetroTech (as amended, restated, modified and/or supplemented from time to time), (c) that certain Demand Note dated as of September 18, 2008 issued by PA LLC to PetroTech (as amended, restated, modified and/or supplemented from time to time), (d) that certain Demand Note dated as of September 25, 2008 issued by PA LLC to PetroTech (as amended, restated, modified and/or supplemented from time to time), (ii) Amended and Restated Secured Convertible Note dated as of the date hereof issued by PA LLC to Petrotech (as further amended, restated, modified and/or supplemented from time to time, the “PetroTech Convertible Note” and together with the PetroTech Term Note, the “PetroTech Notes”) which combines and amends and restates each of (a) that certain Convertible Demand Note dated as of April 24, 2009 issued by PA LLC to PetroTech (as amended, restated, modified and/or supplemented from time to time) and (b) that certain Secured Convertible Demand Note dated as of May 11, 2009 issued by PA LLC to PetroTech (as amended, restated, modified and/or supplemented from time to time) and (iii) that certain Promissory Note dated June 12, 2008 and effective as of September 22, 2006 issued by PA LLC in favor of XL Techgroup, Inc., a Delaware corporation (“XLT”) and assigned in full by XLT to PetroTech (as amended, restated, modified and/or supplemented from time to time, the “Promissory Note”) and together with all other guarantees, security agreements, other agreements, instruments and documents executed and/or delivered in connection therewith, collectively and as the same may be amended or otherwise modified from time to time, the “Documents”), and (iv) in connection with any documents, instruments or agreements relating to or executed in connection with the Documents or any documents, instruments or agreements referred to therein or otherwise, and in connection with any other indebtedness, obligations or liabilities of each such Assignor to any Creditor Party, whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise, including, without limitation, obligations and liabilities of each Assignor for post-petition interest, fees, costs and charges that accrue after the commencement of any case by or against such Assignor under any bankruptcy, insolvency, reorganization or like proceeding (collectively, the “Debtor Relief Laws”) in each case, irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against any Assignor under any Debtor Relief Law.

4. Each Assignor hereby represents, warrants and covenants to Agent, for the benefit of the Creditor Party, that:

(a)	it is a corporation, partnership or limited liability company, as the case may be, validly existing, in good standing and formed under the respective laws of its jurisdiction of formation set forth on Schedule A, and each Assignor will provide the Agent thirty (30) days’ prior written notice of any change in any of its respective jurisdiction of formation;

(b)	its legal name is as set forth in its Certificate of Incorporation or other organizational document (as applicable) as amended through the date hereof and as set forth on Schedule A attached hereto, and it will provide the Agent thirty (30) days’ prior written notice of any change in its legal name;

(c)	its organizational identification number (if applicable) is as set forth on Schedule A hereto, and it will provide the Agent thirty (30) days’ prior written notice of any change in its organizational identification number;

(d)	it is the lawful owner of its Collateral and it has the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities;

(e)	it will keep its Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature (“Encumbrances”), except (i) Encumbrances securing the Obligations, (ii) Encumbrances securing indebtedness of the Assignor not to exceed $50,000 in the aggregate for each Assignor so long as all such Encumbrances are removed or otherwise released to the Agent’s satisfaction within ten (10) days of the creation thereof and (iii) Encumbrances securing indebtedness of that certain Amended and Restated Secured Term Note dated as of the date hereof in favor of Valens U.S. SPV I, LLC.;

(f)	it will, at its and the other Assignors’ joint and several cost and expense, keep the Collateral in good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in its or such other Assignors’ business;

(g)	it will not, without the Agent’s prior written consent, sell, exchange, lease or otherwise dispose of any Collateral, whether by sale, lease or otherwise, except for the sale of inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment or equipment no longer necessary for its ongoing needs, having an aggregate fair market value of not more than $25,000 and only to the extent that:

(i)	the proceeds of each such disposition are used to acquire replacement Collateral which is subject to the Agent’s first priority perfected security interest, or are used to repay the Obligations or to pay general corporate expenses; or

(ii)	following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to the Agent to be held as cash collateral for the Obligations;

(h)	it will insure or cause the Collateral to be insured in the Agent’s name (as an additional insured and lender loss payee) against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as the Agent shall specify in amounts and under policies by insurers acceptable to the Agent and all premiums thereon shall be paid by such Assignor and the policies delivered to the Agent. If any such Assignor fails to do so, the Agent may procure such insurance and the cost thereof shall be promptly reimbursed by the Assignors, jointly and severally, and shall constitute Obligations;

(i)	it will expressly agree that if additional loss payees and/or lender loss payees, other than the Agent, are named to the Collateral, the Agent will always be assigned to first lien position until all Obligations have been satisfied;

(i)	it will at all reasonable times allow the Creditor Parties or their respective representatives free access to and the right of inspection of the Collateral;

(j)

such Assignor (jointly and severally with each other Assignor) hereby indemnifies and saves the Agent and each other Creditor Party harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys’ fees, that the Agent and each other Creditor Party may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Master Security Agreement or in the prosecution or defense of any action or proceeding either against the Agent, any other Creditor Party or any Assignor concerning any matter growing out of or in connection with this Master Security Agreement, and/or any of the Obligations and/or any of the Collateral except to the extent caused by the Agent’s or any Creditor Party’s own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(k)	all commercial tort claims (as defined in the Uniform Commercial Code as in effect in the State of New York) held by any Assignor are set forth on Schedule B to this Master Security Agreement; each Assignor hereby agrees that it shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Agent of any commercial tort claim acquired by it and unless otherwise consented to in writing by the Agent, it shall enter into a supplement to this Master Security Agreement granting to the Agent a security interest for the ratable benefit of the Creditor Parties in such commercial tort claim, securing the Obligations.

5. The occurrence of any of the following events or conditions shall constitute an “Event of Default” under this Master Security Agreement:

(a)	an Event of Default shall have occurred under and as defined in the PetroTech Notes, as applicable;

(b)	a Default shall have occurred under and as defined in the Promissory Note;

(c)	any covenant or any other term or condition of this Master Security Agreement is breached in any material respect;

(d)	any representation or warranty, or statement made or furnished to the Agent or any other Creditor Party under this Master Security Agreement by either Assignor should prove to any time be false or misleading in any material respect on the date as of which made or deemed made;

(e)	any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness or contingent obligation of either Assignor or any of its subsidiaries beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable;

(f)	the loss, theft, substantial damage, destruction, sale or encumbrance to or of any of the Collateral or the making of any levy, seizure or attachment thereof or thereon except to the extent:

(i)	such loss is covered by insurance proceeds which are used to replace the item or repay the Agent; or

(ii)	said levy, seizure or attachment does not secure indebtedness in excess of $100,000 in the aggregate for either Assignor and such levy, seizure or attachment has been removed or otherwise released within ten (10) days of the creation or the assertion thereof;

(g)	any covenant or any other term or condition of any Document is breached in any material respect; or

(h)	an Event of Default shall have occurred under and as defined in any Document.

6. Upon the occurrence of any Event of Default and at any time thereafter, the Agent may declare all Obligations immediately due and payable and the Agent shall have the remedies of a secured party provided in the UCC as in effect in the State of New York, this Agreement and other applicable law. Upon the occurrence of any Event of Default and at any time thereafter, the Agent will have the right to take possession of the Collateral and to maintain such possession on any Assignor’s premises or to remove the Collateral or any part thereof to such other premises as the Agent may desire. Upon the Agent’s request, each Assignor shall assemble or cause the Collateral to be assembled and make it available to the Agent at a place designated by the Agent. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed properly and reasonably given if mailed at least ten (10) days before such disposition, postage prepaid, addressed to the applicable Assignor either at such Assignor’s address shown herein or at any address appearing on the Agent’s records for such Assignor. Any proceeds of any disposition of any of the Collateral shall be applied by the Agent to the payment of all expenses in connection with the sale of the Collateral, including reasonable attorneys’ fees and other legal expenses and disbursements and the reasonable expenses of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds may be applied by the Agent toward the payment of the Obligations in such order of application as the Agent may elect, and each Assignor shall be liable for any deficiency. For the avoidance of doubt, following the occurrence and during the continuance of an Event of Default, the Agent shall have the immediate right to withdraw any and all monies contained in any deposit account in the name of any Assignor and controlled by the Agent and apply same to the repayment of the Obligations (in such order of application as the Agent may elect). The parties hereto each hereby agree that the exercise by any party hereto of any right granted to it or the exercise by any party hereto of any remedy available to it (including, without limitation, the issuance of a notice of redemption, a borrowing request and/or a notice of default), in each case, hereunder, shall not constitute confidential information and no party shall have any duty to the other party to maintain such information as confidential.

7. If any Assignor defaults in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on such Assignor’s part to be performed or fulfilled under or pursuant to this Master Security Agreement, the Agent may, at its option without waiving its right to enforce this Master Security Agreement according to its terms, immediately or at any time thereafter and without notice to any Assignor, perform or fulfill the same or cause the performance or fulfillment of the same for each Assignor’s joint and several account and at each Assignor’s joint and several cost and expense, and the cost and expense thereof (including reasonable attorneys’ fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law, or, at the Agent’s option, debited by the Agent from any other deposit accounts in the name of any Assignor and controlled by the Agent.

8. Each Assignor hereby appoints the Agent, or any other Person whom the Agent may designate as such Assignor’s attorney, with power to: (a)(i) execute any security related documentation on such Assignor’s behalf and to supply any omitted information and correct patent errors in any documents executed by such Assignor or on such Assignor’s behalf; (ii) to file financing statements against such Assignor covering the Collateral (and, in connection with the filing of any such financing statements, describe the Collateral as “all assets and all personal property, whether now owned and/or hereafter acquired” (or any substantially similar variation thereof)); (iii) sign such Assignor’s name on any invoice or bill of lading relating to any accounts receivable, drafts against account debtors, schedules and assignments of accounts receivable, notices of assignment, financing statements and other public records, verifications of accounts receivable and notices to or from account debtors; and (iv) to do all other things the Agent deems necessary to carry out the terms of Section 2 of this Master Security Agreement and (b) upon the occurrence and during the continuance of an Event of Default; (v) endorse such Assignor’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Agent’s possession; (vi) sign each Assignor’s name on any invoice or bill of lading relating to any accounts receivable, drafts against account debtors, schedules and assignments of accounts receivable, notices of assignment, financing statements and other public records, verifications of accounts receivable and notices to or from account debtors; (vii) verify the validity, amount or any other matter relating to any accounts receivable by mail, telephone, telegraph or otherwise with account debtors; (viii) do all other things necessary to carry out this Agreement, any other Document and all other related documents; and (ix) notify the post office authorities to change the address for delivery of such Assignor’s mail to an address designated by the Agent, and to receive, open and dispose of all mail addressed to such Assignor. Each Assignor hereby ratifies and approves all acts of the attorney and neither the Agent nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power being coupled with an interest, is irrevocable so long as any Obligations remains unpaid.

9. No delay or failure on the Agent’s part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by the Agent and then only to the extent therein set forth, and no waiver by the Agent of any default shall operate as a waiver of any other default or of the same default on a future occasion. The Creditor Parties’ books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, shall be binding upon each Assignor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. The Agent shall have the right to enforce any one or more of the remedies available to the Agent, successively, alternately or concurrently. Each Assignor agrees to join with the Agent in executing such documents or other instruments to the extent required by the UCC in form satisfactory to the Agent and in executing such other documents or instruments as may be required or deemed necessary by the Agent for purposes of affecting or continuing the Agent’s security interest in the Collateral.

10. The Assignors shall jointly and severally pay all of the Agent’s and each other Creditor Party’s out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with the preparation, execution and delivery of the Documents, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with any Document. The Assignors shall jointly and severally also pay all of the Agent’s and each other Creditor Party’s reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by any of the Documents, (b) the Agent’s obtaining performance of the Obligations under the Documents, including, but not limited to the enforcement or defense of the Agent’s security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re appraisals of any property (real or personal) pledged to the Agent by any Assignor as Collateral for, or any other Person as security for, the Obligations hereunder and (e) any consultations in connection with any of the foregoing. The Assignors shall also jointly and severally pay the Agent’s and each other Creditor Party’s customary bank charges for all bank services (including wire transfers) performed or caused to be performed by the Agent or any other Creditor Party for any Assignor at any Assignor’s request or in connection with any Assignor’s loan account (if any) with the Agent or any other Creditor Party. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by the Assignors to the Agent shall be payable on demand and shall be secured by the Collateral. If any tax by any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each, a “Governmental Authority”) is or may be imposed on or as a result of any transaction between any Assignor, on the one hand, and the Agent and/or any other Creditor Party on the other hand, which the Agent and/or any other Creditor Party is or may be required to withhold or pay (including, without limitation, as a result of a breach by any Assignor), the Assignors hereby jointly and severally indemnify and holds the Agent and each other Creditor Party harmless in respect of such taxes, and each Assignor will repay to the Agent or such other Creditor Party the amount of any such taxes which shall be charged to the Assignors’ account; and until the Assignors shall furnish the Agent and such other Creditor Party with indemnity therefor (or supply the Agent and such other Creditor Party with evidence satisfactory to it that due provision for the payment thereof has been made), the Creditor Parties may hold without interest any balance standing to each Assignor’s credit (if any) and the Agent shall retain its liens in any and all Collateral.

11. THIS MASTER SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. All of the rights, remedies, options, privileges and elections given to the Agent hereunder shall inure to the benefit of the Agent’s successors and assigns. The term “Agent” as herein used shall include the

Agent, any parent of the Agent’s, any of the Agent’s subsidiaries and any co-subsidiaries of the Agent’s parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the foregoing, and shall bind the representatives, successors and assigns of each Assignor.

12. Each Assignor hereby consents and agrees that the state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any claims or disputes between either Assignor, on the one hand, and the Agent and/or any other Creditor Party, on the other hand, pertaining to this Master Security Agreement or to any matter arising out of or related to this Master Security Agreement, provided, that the Agent, each other Creditor Party and each Assignor acknowledges that any appeals from those courts may have to be heard by a court located outside of the County of New York, State of New York, and further provided, that nothing in this Master Security Agreement shall be deemed or operate to preclude the Agent from bringing suit or taking other legal action in any other jurisdiction to collect, the Obligations, to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Agent. Each Assignor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Assignor hereby waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Each Assignor hereby waives personal service of the summons, complaint and other process issues in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such assignor at the address set forth on the signature lines hereto and that service so made shall be deemed completed upon the earlier of such Assignor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

The parties desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all rights to trial by jury in any action, suite, or proceeding brought to resolve any dispute, whether arising in contract, tort, or otherwise between the Agent and/or any other Creditor Party, and/or any Assignor arising out of, connected with, related or incidental to the relationship established between them in connection with this Master Security Agreement or the transactions related hereto.

13. This Master Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

14. It is understood and agreed that any person or entity that desires to become an Assignor hereunder, or is required to execute a counterpart of this Master Security Agreement after the date hereof pursuant to the requirements of any document, shall become an Assignor hereunder by (x) executing a Joinder Agreement in form and substance satisfactory to the Agent, (y) delivering supplements to such exhibits and annexes to such documents as the Agent shall reasonably request and (z) taking all actions as specified in this Master Security Agreement as would have been taken by such Assignor had it been an original party to this Master Security Agreement, in each case with all documents required above to be delivered to the Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Agent.

15. From and after the date hereof, all references in the Documents to the Master Security Agreement shall be deemed to be references to this Amended and Restated Master Security Agreement.

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All notices from the Agent to the Assignor shall be sufficiently given if mailed or delivered to any Assignor’s address set forth below.

Very truly yours,

PA LLC

By:	/s/ Ottmar Dippold
Name: Ottmar Dippold
Title: CEO

Address: 1901 South Harbor City Blvd., Third Floor Melbourne, FL 32901 Attention: General Counsel Facsimile No.: (321) 723-7047

PETROALGAE INC.

By:	/s/ David P. Szostak
Name: David P. Szostak
Title: President

Address: 1901 South Harbor City Blvd., Third Floor Melbourne, FL 32901 Attention: General Counsel Facsimile No.: (321) 723-7047

AGREED AND ACKNOWLEDGED:

LV ADMINISTRATIVE SERVICES, INC., as Agent

By:	/s/ Patrick Regan
Name: Patrick Regan
Title: Authorized Signatory

SIGNATURE PAGE TO

MASTER SECURITY AGREEMENT

SCHEDULE A

Entity	Jurisdiction of Formation	Organizational Identification Number

PA LLC	Delaware	4224141

PETROALGAE INC.	Delaware	4421184

SCHEDULE B

COMMERCIAL TORT CLAIMS

NONE